BJ’s Wholesale Club Holdings,
Inc.
Code of Business Ethics

TABLE OF CONTENTS
A MESSAGE FROM OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER    1
ABOUT OUR CODE                                    2
What is the Code of Business Ethics?                            2
How to Use the Code                                    2
Where to Go for Help                                    3
No Retaliation                                        3
Violations of the Code                                3
Waivers of the Code                                    4
GLOBAL BUSINESS PRACTICES, VENDOR & THIRD-PARTY RELATIONS    5
Conflicts of Interest                                    5
Disclosures                                        6
Corporate Opportunities                                6
Gifts, Meals and Entertainment                            6
Compliance with Laws, Rules and Regulations                    7
Bribery and Corruption                                7
Insider Trading                                    8
Fair Dealing                                        8
CUSTOMER & PUBLIC RELATIONS                            9
Advertising                                        9
Communications                                    9
Political Activity                                    9
COMPANY INFORMATION & RESOURCES                        10
Confidentiality                                    10
Record Management and Retention                            10
Use of Company Assets                                 11
EMPLOYEE RELATIONS, SAFETY & ENVIRONMENT                12
Diversity                                         12
Harassment                                            12
Workplace Safety                                        12

Alcohol & Drugs                                        12
Environment                                            12
ACKNOWLEDGMENT OF RECEIPT OF CODE                    13

A MESSAGE FROM OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER
Dear Team Members, Officers and Directors:
At BJ’s, we have a strong commitment to values. Our values include delivering outstanding and unbeatable value to our members, as well as a dedication to ethical behavior and acting with integrity. This dedication prompts us to do the right thing in all our actions and dealings.
To reinforce our commitment to ethics, integrity and the laws that govern our business, we have prepared this Code of Business Ethics. As you know, BJ’s has numerous policies addressing various legal and ethical topics. This Code of Business Ethics, also referred to simply as the “Code,” does not replace those existing policies. Rather, it serves as an overview that sums up our efforts to comply with the letter and spirit of the laws that apply to our business operations. This Code applies to me, the Board of Directors, our officers and Team Members at every level of our organization.
Even though this Code was designed to be simple and straightforward, the topics it covers are sometimes quite complex. That is why I urge you to discuss any questions you may have about the Code with your supervisor or the Office of the General Counsel - they can provide help and guidance.
I ask that you read this Code carefully and understand its underlying message: our commitment to values is a top priority. When making a decision, you should ask yourself whether your actions are consistent with this Code.
Thank you for doing your part to demonstrate these values with the decisions you make every day.
Chris Baldwin
President and Chief Executive Officer

June 2018                        1

ABOUT OUR CODE
What is the Code of Business Ethics?
This Code of Business Ethics (or “Code”) is a statement of the basic principles and key policies that govern the conduct of BJ’s business, in accordance with the requirements of the Securities and Exchange Commission (“SEC”) and New York Stock Exchange (“NYSE”). The Code applies to every one of us at every level of our organization including all Team Members, officers and directors (each a “Covered Party” and, collectively the “Covered Parties”). This Code is central to how we conduct business and establishes the standards for doing business legally and with the highest level of ethics and integrity to encourage:

•	Honest and ethical conduct, including fair dealing and the ethical handling of actual or apparent conflicts of interest;

•	Full, fair, accurate, timely and understandable disclosures;

•	Compliance with applicable laws and governmental rules and regulations;

•	Prompt internal reporting of any violations of law or the Code;

•	Accountability for adherence to the Code, including fair process by which to determine violations;

•	The protection of the Company’s legitimate business interests, including its assets and corporate opportunities; and

•	Confidentiality of information entrusted to directors, officers and employees by the Company and its customers.
This is important because it reflects upon our reputation among our Team Members, our customers and the communities that we serve. At BJ’s there is an expectation that, as a Covered Party, you will perform your duties and responsibilities in a way that is consistent with the Code and with our Core Values of Team, Community, Respect and Integrity.
How to Use the Code
This Code is not entirely new. It conveniently organizes and summaries of some of our key policies: many that have been in place for years and a few new or newly revised policies. The Code serves as an overview - BJ’s has separate operating policies that supplement the Code by providing more detailed guidance and additional clarification. It is your responsibility to read and understand both the Code and the specific policies that may apply to your job or role. Because this Code is not intended to be a complete list of all legal or ethical issues you might face during business, this Code must be used along with your common sense and good judgment.
We cannot live up to a commitment to act with integrity if we, as individuals, do not speak up when we should. That is why, in addition to knowing the legal and ethical responsibilities that apply to your job or role, you must speak up if:

•	You are unsure about the proper course of action and need advice.

•	You believe that someone acting on behalf of BJ’s is doing - or may be about to do - something that violates the law or BJ’s policies.

•	You have personally engaged in misconduct.

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Where to Go for Help
If you are unsure as to the best course of action in a certain situation, or if you have a specific business conduct question, you have options. The most important thing is that you ask your question or raise your concern. Covered Parties should promptly report suspected violations of laws, rules, regulations or the Code to appropriate personnel, including your managers, officers, the General Counsel, outside counsel for the Company or the Board of Directors or relevant Committee thereof.
As you should already know, BJ’s has an “Open Door Solutions” program, which is explained in both the Club Team Member Guide and the Home Office Team Member Guide. BJ’s encourages you to speak with management in order to resolve any questions or concerns. Your immediate manager or supervisor is generally a good place to start with a compliance issue. If you are not comfortable discussing the matter with your immediate manager or supervisor - or if your immediate manager or supervisor cannot resolve your issue to your satisfaction - you can contact other levels of management. You may also get help or advice from the Human Resources Department or the Company’s General Counsel.
BJ’s also has an Ethics and Integrity Hotline if you wish to raise a concern anonymously. The number for the Ethics and Integrity Hotline is 1-866-213-5051, or report online at https://bjs.alertline.com. Please leave sufficient details about the issue so that we can investigate and follow up. Reports may be made completely anonymous if you wish, and reports will be kept confidential to the extent requested, subject to applicable laws, regulations and legal proceedings.
No Retaliation
Any Covered Party who, in good faith, seeks advice, raises a concern or reports misconduct is following this Code - and doing the right thing. BJ’s does not allow retaliation of any kind against good faith reports or complaints of violations of this Code or other illegal or unethical conduct. Any retaliation or retribution against any Covered Party for a report made in good faith of any suspected violation of laws, rules, regulations or this Code is cause for appropriate disciplinary action.
Violations of the Code
After a potential violation is brought to the Company’s attention, BJ’s shall promptly perform an evaluation, and to the extent appropriate and necessary, conduct an investigation of the issue(s) raised. In the event it is determined that a violation has occurred, BJ’s shall respond appropriately, in accordance with Company disciplinary procedures and other policies, including but not limited to, the possible termination of the employment at BJ’s of those involved. BJ’s may also report the misconduct to the appropriate legal authorities.
BJ’s will be consistent in its enforcement of the Code and in its investigations of reports of violations.

June 2018                        3

Waivers of the Code
While most of the policies contained in this Code must be strictly adhered to and no exceptions can be allowed, in rare cases exceptions may be appropriate.
Any Team Member who believes that an exception to any of these policies is appropriate in his or her case should first contact his or her immediate supervisor, the Senior Vice President or Executive Vice President of the group in which the Team Member works. If the supervisor, Senior Vice President or Executive Vice President agrees that an exception is appropriate, the approval of the Company’s General Counsel, or his or her designee, must be obtained. The Company’s General Counsel, or his or her designee, shall be responsible for maintaining a record of all requests for exceptions to any of these policies and the disposition of such requests.
Any executive officer or director, or immediate family member1 of an officer or director, who seeks an exception to any of these policies should contact the Company’s General Counsel. Any waiver of this Code for executive officers or directors may be made only by the Board of Directors or a Committee of the Board of Directors and, if made, shall be promptly disclosed as required by law or NYSE rules.
1 Item 404(a) of SEC Regulation S-K defines “immediate family member” as a person’s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, or any person (other than a tenant or employee) sharing the person’s household.
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GLOBAL BUSINESS PRACTICES, VENDOR & THIRD-PARTY RELATIONS
Conflicts of Interest
A conflict of interest occurs when a Covered Party’s private interest interferes in any way - or even appears to interfere - with the interests of the Company as a whole. A conflict situation can arise when you take actions or have interests that may make it difficult to perform your Company duties objectively and effectively. Conflicts of interest also arise when you, or an immediate family member of yours, receive an improper personal benefit because of your position in the Company. Your obligation to conduct the Company’s business in an honest and ethical manner includes the ethical handling of actual or apparent conflicts of interest between personal and business relationships. Covered Parties must avoid any interest in or benefit from any vendor that would in fact or in appearance cause the Covered Party to favor that vendor over other vendors.
Conflicts of interest situations can arise in various ways. A few common examples of situations that may be considered conflicts of interest include, but are not limited to:

•
Outside Employment with a Vendor or Competitor: You or a person related to you performs services for a company that does business with, wants to do business with or competes with BJ’s, if you have authority to purchase goods or services or are in a position to influence decisions with respect to Company purchases.

•
Financial or Other Material Interests: You or an immediate family member of yours is an executive officer, a major shareholder or has a substantial financial or other material interest in a company that does business with, wants to do business with or competes with BJ’s. You may not take up any management or other employment position with, or have any material interest in, any firm or company that is a material competitor with the Company.

•
Certain Relationships: You may find yourself in a situation where your immediate family member or someone else with whom you have a close relationship is a vendor, customer, competitor or Covered Party of BJ’s. Such situations are not necessarily prohibited, but they call for extra sensitivity to security, confidentiality and conflicts of interest. Such a situation, however harmless it may appear, could raise suspicions among associates that might affect working relationships.

•	Compensation for Company Services: You may not accept compensation, in any form, for services performed for BJ’s from any source other than the Company.

•
Conduct Inconsistent with the Company’s Best Interests. You may not engage in any conduct or activities inconsistent with BJ’s best interests or that disrupt or impair the Company’s relationship with which it has or proposes to enter into a business or contractual relationship.

BJ’s requires that employees and directors disclose any situation that reasonably would be expected to give rise to a conflict of interest. If you suspect that you have a situation that could give rise to a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it in writing to your supervisor or BJ’s General Counsel, or if you are a director or executive officer, to the Board of Directors. BJ’s

June 2018                        5

General Counsel or the Board of Directors, as applicable, will work with you to determine whether you have a conflict of interest and, if so, how best to address it. All transactions that could potentially give rise to a conflict of interest involving a director, executive officer or principal financial officer must be approved by the Board of Directors, and any such approval will not be considered a waiver of this Code.
Disclosures
The information in the Company’s public communications, including all reports and documents filed with or submitted to the SEC, must be full, fair, accurate, timely and understandable.
To ensure BJ’s meets this standard, all Covered Parties (to the extent they are involved in the Company’s disclosure process) are required to maintain familiarity with the disclosure requirements, processes and procedures applicable to the Company commensurate with their duties. Covered Parties are prohibited from knowingly misrepresenting, omitting or causing others to misrepresent or omit, material facts about the Company to others, including the Company’s independent auditors, governmental regulators and self-regulatory organizations.
Corporate Opportunities
You owe a duty to BJ’s to advance its legitimate interests when the opportunity to do so arises. If you discover or are presented with a business opportunity through the use of corporate property, or information or because of your position with BJ’s, you should first present the business opportunity to BJ’s before pursuing the opportunity in your individual capacity. No employee or director may use corporate property, information, or his or her position with BJ’s for personal gain while employed by us, or, for a director, while serving on our Board.
You should disclose to your supervisor the terms and conditions of each business opportunity covered by this Code that you wish to pursue. Your supervisor will contact BJ’s General Counsel and the appropriate management personnel to determine whether BJ’s wishes to pursue the business opportunity. If BJ’s waives its right to pursue the business opportunity, you may pursue the business opportunity only on the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in this Code.
Gifts, Meals and Entertainment
BJ’s has many vendors, and vendors are vital to our Company’s success. Because of this, BJ’s relationships with its vendors must be based entirely on sound business decisions. Business gifts, meals, vendor paid trips and entertainment can occasionally build goodwill, but they can also make it much harder to be objective about the person providing them. That is why BJ’s has adopted a policy that strictly limits the situations in which Covered Parties may accept business gifts, meals, entertainment and related activities. Covered Parties must avoid any interest in or benefit from any vendor that would in fact or in appearance cause the Covered Party to favor that vendor over other vendors.

June 2018                        6

For detailed guidance on these and other situations that may arise in the context of relationships with vendors, please consult BJ’s Statement on Commercial Bribery, Conflict of Interest and Business Ethics.
Compliance with Laws, Rules and Regulations
The Company is obligated to comply with all applicable laws, rules and regulations. The Company complies with all applicable trade controls laws, including import and customs laws, export controls, and trade and economic sanctions laws and regulations. It is the personal responsibility of each Covered Party to adhere to the standards and restrictions imposed by these laws, rules and regulations in the performance of his or her duties for the Company. BJs expects its officers to lead by example with respect to compliance with applicable laws. The CEO has primary responsibility for promoting compliance with the Code and Company standards, policies, and procedures.
While there is a lot of information offered in this Code of Business Ethics, it cannot cover all laws to which the Company is subject. As such, please consult other Company resources, such as BJ’s Team Member Guide and BJ’s Policies and Procedures, each of which can be found on BJ’s Connect.
Bribery and Corruption
BJ’s is committed to the highest ethical standards and compliance with all applicable laws. In the United States, and in many other countries, it is illegal to directly or indirectly provide, offer, promise, request or accept a kickback or bribe. A kickback or bribe includes any money, fee, commission, credit, gift, gratuity, thing of value or compensation of any kind that is used to improperly influence the recipient, including to obtain or retain business or a business advantage, or to obtain or reward favorable treatment in a business transaction. Bribery can take many forms; payments need not be in cash to be illegal. Examples of items that, if used to improperly influence the recipient, could constitute a bribe include employment opportunities, political or charitable contributions, travel expenses, golf outings, automobiles, and loans with favorable interest rates or repayment terms.
BJ’s policy on kickbacks and bribes is clear: they are illegal and are not allowed. We do not directly or indirectly (i.e., through a third party) provide, offer, promise, request or accept bribes or kickbacks.
BJ’s prohibition on bribes and kickbacks applies to bribery of public officials as well as bribery in in the private sector. Certain laws, such as the U.S. Foreign Corrupt Practices Act, prohibit improper payments to public officials. As such, we must take extra care in our interactions with public officials. Public officials include any person who exercises a public function or who works for a government at any level; any political party or campaign, party official, or candidate for political office; and officers or employees of government-owned or state-owned companies.
If a third party or government official implies that a bribe is just the way business gets done in his or her country, our stance is firm - we just do not do it. We also do not permit facilitation payments, or small payments to low-level government officials to expedite a routine, non-discretionary

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governmental task. Any requests for bribes, kickbacks, or facilitation payments should be reported immediately to BJ’s General Counsel.
The Company makes and keeps complete and accurate books and records, and maintains a system of internal controls designed to prevent and detect payments that would violate this Policy or applicable Anti-Corruption laws.
If a Covered Party has any questions about whether certain conduct would create risks under the relevant anti-corruption laws, please contact BJ’s General Counsel or the Ethics and Integrity Hotline at 1-866-213-5051, or report online at https://bjs.alertline.com before engaging in the conduct.
Insider Trading
Trading on inside information is a violation of federal securities law. Covered Parties in possession of material non-public information about the Company or companies with whom we do business must abstain from trading or advising others to trade in the respective company’s securities from the time that they obtain such inside information until adequate public disclosure of the information. Material information is information of such importance that it can be expected to affect the judgment of investors as to whether or not to buy, sell, or hold the securities in question. To use non-public information for personal financial benefit or to “tip” others, including family members, who might make an investment decision based on this information, is not only unethical, but also illegal.
Fair Dealing
BJ’s prohibits unfair methods of competition and deceptive acts or practices. Examples of these include false or deceptive statements or comparisons about BJ’s products, falsely disparaging a competitor or its products, and making product claims without the data to substantiate them. You must never take unfair advantage of others through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair business practice.

June 2018                        8

CUSTOMER & PUBLIC RELATIONS
Advertising
BJ’s reputation is one of its most important assets. Customers trust us to bring them high quality merchandise at a great value, but we risk losing that trust if we fail to deliver on promises we make. To maintain our customers’ ongoing trust, advertising and marketing activities must describe products fairly, honestly and legally. We must be able to back up all claims that we make about products that we offer to our customers.
All external advertising and promotions must be pre-approved by the Legal Department and reviewed for compliance with applicable laws and regulations.
Communications
Social media has changed the way we live and work. Everything we say on social media can affect the image and reputation of the Company. Each Covered Party is encouraged to conduct himself or herself in a responsible, respectful, and honest manner at all times. Covered Parties are not permitted to post information on any social media site as if they represent or speak for BJ’s and should include a disclaimer on any personal online presence that the views expressed therein do not necessarily reflect the views of the Company. And of course, you should never post any information that is confidential or proprietary to BJ’s.
It is BJ’s policy to provide accurate and consistent communication to the public, including the media. To maintain the accuracy and consistency of the information, corporate spokespeople are designated to respond to all inquiries. Covered Parties may not speak publicly about BJ’s or its activities unless specifically authorized to do so by the General Counsel and either the Chief Executive Officer or the Chief Financial Officer. All inquiries from the media must be directed to BJ’s Public Relations Department.
For additional information, please consult BJ’s Email, Internet and Social Media Use Policy and BJ’s Policy on Communicating with Third Parties.
Political Activity
BJ’s firmly believes in the importance of participating in the democratic process, and encourages Covered Parties to exercise their right to vote. Covered Parties may participate in the political process as individuals on their own time. However, Covered Parties must make every effort to ensure that they do not create the impression that they speak or act on behalf of the Company with respect to political matters. BJ’s strictly adheres to state and federal election laws, which restrict contributions by companies to political candidates or parties or to any other organization that might use the contributions for a political candidate or party. A Covered Party may not receive any reimbursement from corporate funds for a personal political contribution. It is also BJ’s policy to comply with all applicable laws and regulations relating to lobbying or attempting to influence government officials.

June 2018                        9

COMPANY INFORMATION & RESOURCES
Confidentiality
All non-public information pertaining to the Company’s business is confidential and proprietary to the Company. “Proprietary information” means that the Company owns the information, just like any other type of property. Confidential information includes all non-public information in any form that might be of use to competitors, suppliers or other persons with whom the Company does business, or harmful to the Company or our customers if disclosed. Confidential information also includes the personally identifiable information of our customers and Covered Parties. It is our responsibility to protect this information in accordance with applicable laws, including privacy and data security laws and our policies, including our record retention policy. Specific areas of our business may have special privacy rules or procedures, such as those applicable to the BJ’s medical plan. All Covered Parties should ensure that they are informed about the policies and procedures that apply to their specific areas of the business. If you violate the laws or trust of our customers, there can be serious harm to our reputation and it could expose BJ’s to legal consequences.
Just as we protect our own proprietary information, we must respect the proprietary and confidential information of others, including our customers. This includes written materials, software and other intellectual property.
For detailed guidance on the handling of personally identifiable information, please consult BJ’s Information Security policies which can be found on BJ’s Connect.
Record Management and Retention
Managing records and recorded information is critical to BJ’s business, and we must take care to ensure that our records are managed properly. Covered Parties should adhere to the following rules:

•	Maintain Records as Required by Law: Some laws have specific record-keeping requirements. Each department must manage and maintain all records as required by law.

•
Understand and Follow BJ’s Records Management Policy: BJ’s has a Records Retention Disposal and Destruction Policy which explains our orderly process for retaining, storing, and disposing of hard copy and electronic documents and other records. Please consult the policy, your supervisor, or the Office of the General Counsel for additional guidance.

•
Be Alert to the Need for Accuracy: Covered Parties should always maintain accurate records. Providing false or misleading records, or altering them, is wrong under any circumstances and could constitute a serious violation of law.

•
Retain Any Records Related to Litigation or an Investigation: If an investigation or litigation is pending or even anticipated, relevant records - including emails, voicemails and internal computer disk drives - must be retained and preserved until BJ’s General Counsel gives additional advice on how to proceed. Destruction of relevant records, even if inadvertent, could seriously hurt the Company. If you have any questions regarding whether a particular record may be relevant to an investigation or litigation, you should preserve the record in question and ask BJ’s General Counsel for advice.

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•    Financial Records: All financial books, records and accounts must accurately reflect transactions and events, and conform both to generally accepted accounting principles (GAAP) and to the Company’s system of internal controls. No entry may be made that intentionally hides or disguises the true nature of any transaction. Covered Parties should therefore be as clear, concise, truthful and accurate as possible when recording any information.
Use of Company Assets
BJ’s assets include its facilities, computers and information systems, inventory, proprietary information, office supplies, equipment, products, and funds. All Covered Parties are responsible for using good judgment to ensure that these assets are not misused or wasted. Theft, carelessness and waste have a direct impact on BJ’s profitability. All Company assets should be used for legitimate business purposes. Any misuse or misappropriation of BJ’s assets may be considered criminal and can bring severe consequences.
Information systems - the hardware, software and data that is stored, processed and reported - are essential to our business success. Examples include your desktop or laptop computer, telephones, file servers and network devices, email messages and all business documents.
Everyone who uses our information systems is responsible for ensuring that these resources operate as they should. This means all Covered Parties must use these systems responsibly and primarily for legitimate business purposes.
For additional information, please consult BJ’s E-mail, Internet and Social Media Acceptable Use Policy.

June 2018                        11

EMPLOYEE RELATIONS, SAFETY & ENVIRONMENT
Diversity
BJ’s welcomes diversity in its workplace and among its customers and vendors. BJ’s is committed to equal employment without regard to race, color, religion, sex, national origin, age, medical condition or disability, sexual orientation, veteran status or any other characteristic protected by law.
Harassment
All Covered Parties are expected to treat others with respect and fairness. Workplace harassment is any unwelcome or unwanted attention or discriminatory conduct based on an individual’s race, color, religion, sex, national origin, age, medical condition or disability, sexual orientation, veteran status or any other illegal or inappropriate basis. It can also include verbal, nonverbal or physical abuse. Something that is considered harmless by one individual may be perceived as harassment by another. Covered Parties are expected to conduct themselves in a manner appropriate to the workplace, to keep all work environments free of harassment, and to conduct relationships with appropriate behavior and integrity.
Workplace Safety
BJ’s strives to provide every Team Member with a clean, safe and healthy place to work. To achieve that goal, all Covered Parties must understand the shared responsibilities of abiding by all safety rules and practices, taking the necessary precautions to protect oneself and coworkers, and reporting immediately any unsafe conditions, practices or accidents.
Alcohol & Drugs
Work requires clear thinking and, often, the ability to react quickly. Being under the influence of alcohol and drugs or improperly using medication diminishes one’s ability to perform at one’s best.
It is BJ’s policy to prohibit the sale, use, possession or influence of alcohol or non-prescription controlled substances, including illegal drugs, on BJ’s property. If Team Members observe any drug or alcohol abuse, they are to report it to their supervisor, the Human Resources Department, the Compliance and Ethics Officer, or, if employed at BJ’s club locations, to the Manager on Duty.
Environment
BJ’s is strongly committed to caring for the environment. BJ’s is dedicated to complying with both the letter and the spirit of the applicable health, safety and environmental laws and regulations and to attempt to develop a cooperative attitude with government inspection and enforcement officials. BJ’s expects all Covered Parties to be alert to environmental issues and share in the commitment to conserve natural resources, reduce waste, conduct business in an environmentally responsible manner and report conditions they perceive to be unsafe, unhealthy or hazardous to the environment.

June 2018                        12

ACKNOWLEDGMENT OF RECEIPT OF CODE
I certify that I have received a copy of the BJ’s Wholesale Club Holdings, Inc. Code of Business Ethics (the “Code”). I have reviewed the Code, and I understand the policies and guidelines it explains. I agree that I will follow those policies and guidelines to the best of my ability.

Signature

Printed Name

Printed Name

Title

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